Exhibit 10.15

November 7, 2011

Mr. Chris Newman

c/o Orchard Supply Hardware Stores

Corporation 6450 Via Del Oro

San Jose, CA 95119

Dear Chris:

Thank you for agreeing to serve as an at-will “seasonal” employee of Orchard Supply Hardware LLC (the “Company”) and as the Interim Chief Financial Officer (“CFO”) and principal accounting officer for the Company’s parent entity Orchard Supply Hardware Stores Corporation (“Parent”) and its subsidiaries for the period starting November 7, 2011 and ending on your scheduled last day of employment with the Company which will be January 31, 2012. As an at-will employee, either you or the Company may terminate the employment relationship at any time prior to January 31, 2012 upon written notice to the other party.

During your employment, your salary will be based on a $585,000.00 annual rate. Provided you do not voluntarily resign your employment before January 31, 2012, and are not terminated for “Cause,” the Company will also pay you a one-time bonus (“Retention Bonus”) of $63,300.00 on February 1, 2012. If your employment terminates before January 31, 2012 for any reason other than your voluntary resignation or your termination for “Cause”, then you will still be paid the full Retention Bonus on February 1, 2012. For purposes of the agreement, “Cause” means (i) a material breach by you of your duties and responsibilities which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Parent and its subsidiaries and is not remedied in a reasonable period of time after receipt of notice from the Company specifying such breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) dishonesty or willful misconduct in connection with your employment.

The Parent is providing you with an Indemnification Agreement, in the form of agreement previously provided to you and currently in place with its directors. The Indemnification Agreement is being provided to you for execution concurrently with this letter agreement.

In addition to the salary referenced above, the Company will promptly reimburse you, subject to the Company’s travel and entertainment policy, for your expenses related to your temporary living and related expenses while you are working at the Company. The Company will also reimburse or advance you for any other business related expenses.

Mr. Chris Newman

November 7, 2011

While you will be a Company employee, as a “seasonal” employee you are not (and will not be) eligible for participation in the Company’s (or Parent’s) group medical benefits plan. However, this letter agreement does not otherwise preclude, limit or supersede any of the benefits you will be entitled to as a “seasonal” employee of the Company.

This letter agreement hereby terminates and entirely supersedes and replaces the Consulting Agreement dated October 19, 2011 between the Company and you although you will still be entitled to full and timely payment for your services provided (and expenses incurred) through November 6, 2011 under such Consulting Agreement. If the above is satisfactory to you, please sign below and return both executed agreements to me. Copies have been included for your records.

Sincerely,

/s/ Dave Bogage

Dave Bogage

Senior Vice President, Human Resources

AGREED TO AND ACCEPTED:

/s/ Chris Newman

CHRIS NEWMAN	November 7, 2011